Exhibit 10.2

December 7, 2023

DELIVERED TO

Kristen Dalton

Dear Kristen,

Congratulations! It is a pleasure to congratulate you in your new position as President, Tripadvisor Brand at Tripadvisor LLC (the “Company”), effective January 1, 2024. In this role, you will continue to report to Matt Goldberg, President & CEO, Tripadvisor Group.

The following outlines the offered compensation:

Compensation. Your base compensation will increase to $500,000 per year, which equates to approximately $19,230.77 dollars bi-weekly, representing payment for all hours worked by you for the Company, less applicable taxes and withholding, payable in accordance with the Company’s standard payroll practices. You will not be eligible for a merit increase until 2025.

Beginning in 2024, you will be eligible for an annual target bonus opportunity of 90% of your base salary, less applicable taxes and withholding, subject to the achievement of individual and company objectives. These objectives are set unilaterally by the Company as part of its management authority and are subject to change at any time. For avoidance of doubt, the targeted amount of your annual bonus for 2023 (payable in March 2024) will remain unchanged as 70% of your base salary, less applicable taxes and withholding and subject to the achievement of individual and company objectives. The Company may also make adjustments in the targeted amount of your annual bonus in its discretion. Whether the bonus is awarded and in what amount is at the sole discretion of the Company. Eligibility is contingent upon your employment by the Company at the time of the Company’s payout. Further eligibility requirements may be governed by plans and policies concerning the payment of incentive compensation as may be in effect from time to time.

Annual Equity Grant Target. In your role as President, Tripadvisor Brand, you will be eligible to receive an annual equity grant (“Annual Grant”). The target grant value of your Annual Grant beginning in 2024 shall be $2,000,000, with the actual amount of the Annual Grant awarded at the Company’s discretion. Vesting of the Annual Grant may be subject to the achievement of individual and Company objectives. The Annual Grant may be comprised of a mix of restricted stock units, performance stock units, stock options, and other forms of equity awards properly authorized for use by Tripadvisor, Inc., and which may change from year to year. Ongoing Annual Grants are subject to approval by the Compensation Committee of the Board of

Directors of Tripadvisor, Inc. and shall be granted in accordance with the Company’s annual equity grant program, which may be amended from time to time.

Benefits: All other benefits, such as accrued vacation time and seniority will remain the same.

Nondisclosure, Developments and Non-Competition: You acknowledge and agree that the Non-Disclosure, Developments and Non-Competition Agreement (the “Agreement”) you signed with the Company on November 12, 2022 remains in full force and effect in accordance with its terms. You further acknowledge that and understand you will be presented with a new Agreement in or around February 2024 and asked to accept it as a condition of receiving the Annual Grant in 2024.

Lastly, please know that your employment with the Company will continue to be at-will (meaning either you or the Company may terminate the employment relationship at any time and for any reason without prior notice).

Congratulations on your achievement! We look forward to your continued success in your new role!

Sincerely,

/s/ Kate Forrestall

Kate Forrestall Chief Talent Officer

Accepted and agreed by:

/s/ Kristen Dalton

Kristen Dalton

Date: 1/2/2024